EXHIBIT INDEX

(k)      Consent and Opinion of Counsel.

(l) Actuarial Consent and Opinion of Mark Gorham, F.S.A., M.A.A.A., Vice President, Insurance Product Development.

(m)      Calculations of Illustrations for AXP SPVL.

(n) Consent of Independent Registered Public Accounting Firm for AXP SPVL dated April 25, 2005.

(r)(1) Power of Attorney to sign amendments to this Registration Statement dated April 13, 2005.